Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:
Rob Anderson (615) 732-6470 randerson@capstarbank.com

CapStar Bank Files Lawsuit Against Investor

NASHVILLE, TENN. (October 31, 2017) — CapStar Financial Holdings, Inc. (“CapStar”), a bank holding company that operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank, filed a lawsuit today against Gaylon M. Lawrence and The Lawrence Group. The complaint alleges that Lawrence and The Lawrence Group made a series of false and misleading securities filings and violated federal and state banking laws in connection with accumulating a stake in CapStar in excess of 10 percent.

“CapStar is committed to protecting the interests of all of our shareholders and employees,” said Claire Tucker, CEO of CapStar Financial Holdings, Inc. “Our Board believes an important part of its fiduciary obligations is taking steps to enforce laws intended to protect our shareholders and other constituents. This is important to help ensure all shareholders have an equal opportunity to benefit from our strategic plan and any strategic initiatives.”

As filed today in the United States District Court for the Middle District of Tennessee, CapStar’s complaint asserts three claims:

•	Violations of Section 13(d) of the Securities Exchange Act of 1934 by repeatedly filing disclosures that failed to disclose plans to acquire control of CapStar or additional stock in the bank.

•	Violations of the federal Change in Bank Control Act, the statute requiring defendants to provide written notice and to obtain regulatory approval from the Federal Reserve 60 days prior to crossing the 10 percent ownership level.

•	Violations of the Tennessee Code Section 45-2-107, by acquiring 10 percent or more of the voting stock of a bank without being a bank holding company.

About CapStar

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee, and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank.

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